Independent Law PLLC
INDEPENDENT. INTERNATIONAL. CORPORATE LAW

September 4, 2020

MARIJUANA COMPANY OF AMERICA, INC.
1340 West Valley Parkway, Suite 205
Escondido, CA 92029

Ladies and Gentlemen:

You have requested our opinion, as special counsel to Marijuana Company of America, Inc., a Utah corporation, (the "**Company**") with respect to certain matters in connection with the Company's registration and sale of 485,725,155 shares of the Company's common stock, par value $0.001 per share (the "**Shares**") that are issuable pursuant to the terms and conditions of a common stock purchase agreement and registration rights agreement with White Lion Capital, LLC, pursuant to the preliminary registration statement on Form S-1 filed on September 4, 2020 (the "**Registration Statement**") with the U.S. Securities and Exchange Commission (the "**Commission**") under the Securities Act of 1933, as amended (the "**Act**") and the prospectus included within the Registration Statement (the "**Prospectus**").

We have examined and relied upon the Registration Statement and the Prospectus, the Company's Certificate of Incorporation and By-laws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as we have deemed relevant in connection with this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the accuracy, completeness and authenticity of certificates of public officials.

We are licensed to practice in the State of Florida. This opinion letter is limited to the Utah Revised Business Corporation Act and applicable federal law of the United States. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing with the Securities and Exchange Commission of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm as it appears in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very Truly Yours,

/s/ Independent Law PLLC
Independent Law PLLC

CC: Marijuana Company of America, Inc.